As filed with the Securities and Exchange Commission on June 17, 2021
Registration No. 333-80937
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	41‑1590959 (I.R.S. Employer Identification No.)
512 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)
G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors
(Full title of the plan)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(Name and address of agent for service)
(212) 403-0500
(Telephone number, including area code, of agent for service)

Copy to:

Neil Gold, Esq.
Manuel G. Rivera, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 318-3000
Fax: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⌧	Accelerated filer ◻
Non-accelerated filer ◻	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 333-80937) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 17, 1999 by G-III Apparel Group, Ltd. (the “Company”). The Registration Statement registered 50,000 shares (without giving effect to stock splits and dividends) of common stock $.01 par value per share, of the Company (“Common Stock”), issuable upon the exercise of options granted pursuant to the G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors (the “1999 Plan”). The 1999 Plan has expired by its terms and all stock options granted thereunder or governed thereby have either been exercised or expired unexercised. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 17, 2021.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Neal S. Nackman
Chief Financial Officer and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.